 [AVALON EXPLORATION, INC. LETTERHEAD] VIA FAX 918-495-1077 September 7, 2001 Ms. Janet McGehee Beta Oil & Gas, Inc. 6120 South Yale Suite 813 Tulsa, OK 74136 Reference: WEHLU Joint Venture Development Agreement Dear Janet: In accordance with our verbal and written communications, Avalon Exploration, Inc. (Avalon) requests the following changes and amendments to be incorporated into the Joint Venture Development Agreement (JVDA) dated August 8, 2000 by and between Avalon and Beta. Avalon's amendments are as follows: 1. Article 1(j) - The geographical area shall be amended to the area set out on the attached Exhibit A and all other portions of the WEHLU lying outside the Exhibit A area shall be released from the JVDA. The recount #1-32 is not included in the geographic area of the revised JVDA set out on the attached Exhibit A of this letter; however, the Recount #1-32 well located in Section 32-14N-4W shall be deemed to be in the contractual JVDA area for purposes of defining payout and $200,000.00 of the cost of such well will be included in the JVDA payout calculation and said well shall be deemed a Pilot Project Well. 2. Article 7: Beta's right to purchase shall be amended from a 40% to a 10% interest and Beta will have the right to a 30% reversionary interest after Payout on all leasehold interest earned by Avalon under the terms of the JVDA for the Pilot Project Wells. Payout shall be defined as the moment in time when the cumulative cash proceeds from the production of the Pilot Project Wells after deducting taxes, transportation, compression, and royalty expenses equal the cumulative cost incurred by Avalon to drill, complete, test and operate, including but not limited to the cost of any water injection wells, pumps, down hole equipment and surface facilities and gas or oil transmission lines required to produce and operate the respective pilot project area subject however to the understanding that only $200,000.00 of the costs incurred in the drilling operation, completing and plugging of the Recount #1-32 will be included in the Payout calculation. 3. Article 4 Earning Interest: The test period shall be amended to a 90-day test period with the understanding that Avalon's providing written request to Beta for an additional 30-day testing period will automatically extend this period. In addition to the other terms and conditions of the pilot well description (Article 3) in the JDVA, there shall be a time period to define completion of the wells. A well shall have a 120-day test period from the time it is perforated and the 121st day will be considered the "Completion Date" as defined in the JVDA. Following the completion of a well, Avalon must commence operations for the drilling of each subsequent Pilot Well within thirty (30) days from the Completion Date of the previous Pilot Well or the continuous drilling option shall expire as described in the JVDA. 4. Beta confirms and ratifies the validity and effectiveness of the JVDA dated August 8, 2000 and Avalon's work program and capital expenditures going forward will be governed by the terms of such agreement as amended. 5. Avalon will commence operations to plug and abandon the Recourt #1-32 on or before October15, 2001 and commence operations on the de-watering completion of the Mabel T. 1-18 on or before October 15, 2001. The changes Avalon has set out above are necessary and hopefully will be acceptable to our partners based in London. We are attempting to reach agreement with all parties involved and accommodate each party's individual changes to the original JVDA. Beta's acceptance of this conditional letter will enable Avalon to proceed with attempting to receive our partner's approval of Beta's amendments to the agreement. Obtaining our partner approval is critical to the timely commencement of the proposed completion attempt. If the terms and conditions set out above meet with your approval, please indicate the same by signing in the appropriate place below and returning to the undersigned at y our earliest convenience. Sincerely, Randall L. Sullivan Vice President Agreed and accepted this 21st day of September 2001. Beta Oil and Gas, Inc. successor to Red River Energy, LLC By: /ss/ Janet McGehee -------------------------------